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                                                                     EXHIBIT 5.1

May 13, 2002

Hypertension Diagnostics, Inc.
2915 Waters Road, Suite 108
Eagan, Minnesota 55121-1562

         Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

         We have acted as counsel to Hypertension Diagnostics, Inc. in preparation of the Registration Statement on Form S-3 to be filed by Hypertension Diagnostics, Inc. (the "Company") with the Securities and Exchange Commission on May 13, 2002 relating to the registration of 1,750,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock") issuable upon conversion or exercise of those certain notes issued pursuant to that certain Subscription Agreement dated as of March 27, 2002 by and between the Company and the subscribers thereto (the "Subscription Agreement"). Please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

         1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota.

         2. Upon proper conversion of the notes issued in connection with the Subscription Agreement, the shares of Common Stock to be issued by the Company will be validly issued, fully paid and nonassessable.

         We express no opinion as to the laws of any state or jurisdiction other than Minnesota. We do not undertake to update or supplement this opinion letter or the opinions expressed herein.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Opinions" in the Prospectus comprising a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ LINDQUIST & VENNUM P.L.L.P.